Exhibit 1

PRESS RELEASE

Company Contacts		IR Agency Contact
Guy Avidan,	Shirley Nakar,	Erik Knettel,
VP Finance & CFO	Director, Investor Relations	Grayling
AudioCodes	AudioCodes	Tel: +1-646-284-9415
Tel: +972-3-976-4000	Tel: +972-3-976-4000	erik.knettel@grayling.com
guy.avidan@audiocodes.com	shirley@audiocodes.com

AudioCodes Reports First Quarter 2011 Results

Lod, Israel – May 3, 2011 – AudioCodes Ltd. (NasdaqGS: AUDC), a leading provider of Voice over IP (VoIP) technologies and Voice Network products, today announced financial results for the first quarter of 2011, ended March 31, 2011.

Revenues for the first quarter of 2011 were $41.0 million compared to $40.5 million for the fourth quarter of 2010 and $34.8 million for the first quarter of 2010.

Net income in accordance with U.S. generally accepted accounting principles (GAAP) was $3.0 million, or $0.07 per diluted share, for the first quarter of 2011 compared to GAAP net income of $5.4 million, or $0.13 per diluted share, for the fourth quarter of 2010, and GAAP net income of $1.7 million, or $0.04 per diluted share, for the first quarter of 2010.

Non-GAAP net income for the first quarter of 2011 was $4.1 million, or $0.10 per diluted share, compared to non-GAAP net income of $4.5 million, or $0.11 per diluted share, for the fourth quarter of 2010, and non-GAAP net income of $2.5 million, or $0.06 per diluted share, for the first quarter of 2010.

Non-GAAP net income excludes (i) stock-based compensation expenses, (ii) amortization expenses related to intangible assets and (iii) for the fourth quarter of 2010, a non-cash deferred tax benefit. A reconciliation between net income on a GAAP basis and non-GAAP net income is provided in the tables that accompany the condensed consolidated financial statements contained in this press release.

First Quarter 2011 Financial Results	Page 1 of 9

Cash and cash equivalents, short-term deposits and short-term and long-term marketable securities were $62.0 million as of March 31, 2011, compared to $64.1 million as of December 31, 2010 and $54.7 million as of March 31, 2010.

“AudioCodes continued to deliver solid sequential and year-over-year revenue growth in the first quarter of 2011 driven by the rising global demand for converged VoIP and data networks solutions,” stated Shabtai Adlersberg, Chairman of the Board, President and CEO of AudioCodes. “During the quarter we successfully expanded our partnership activities with leading enterprise and unified communications market leaders such as Microsoft, Alcatel-Lucent and a leading mobile phone market player.  We extended our presence in the Enterprise Mobility VoIP market with the debut of our MobilityPLUS productivity suite which extends the Microsoft LYNC 2010 enterprise collaboration solution to enable anywhere, anytime productivity and collaboration with Alcatel-Lucent in the enterprise mid-size Session Border Controllers (E-SBCs) market.”

“A favorable sales mix of higher margin offerings generated strong gross margins while higher operating expense was primarily attributable to the continued investment in our global sales and marketing functions. AudioCodes stands at the center of the unified communications connectivity and mobility market and we believe we can increasingly become the preferred voice expert partner in the industry. We believe that these first quarter 2011 developments, coupled with our product portfolio strengths and growing global sales reach, set a strong foundation for continued growth and profitability in 2011,” concluded Mr. Adlersberg.

Conference Call & Web Cast Information
AudioCodes will conduct a conference call at 9:00 A.M., Eastern Time today to discuss the Company’s first quarter 2011 operational and financial results. The conference call will be simultaneously Web cast. Investors are invited to listen to the call live via Web cast at the AudioCodes corporate website at www.audiocodes.com

First Quarter 2011 Financial Results	Page 2 of 9

About AudioCodes

AudioCodes Ltd. designs, develops and sells advanced Voice over IP (VoIP) and converged VoIP and Data networking products and applications to Service Providers and Enterprises. AudioCodes is a VoIP technology market leader focused on converged VoIP & data communications and its products are deployed globally in Broadband, Mobile, Cable, and Enterprise networks. The company provides a range of innovative, cost-effective products including Media Gateways, Multi-Service Business Gateways, Session Border Controllers (SBC), Residential Gateways, IP Phones, Media Servers and Value Added Applications.  AudioCodes’ underlying technology, VoIPerfectHD™, relies on AudioCodes’ leadership in DSP, voice coding and voice processing technologies. AudioCodes High Definition (HD) VoIP technologies and products provide enhanced intelligibility and a better end user communication experience in Voice communications. For more information on AudioCodes, visit http://www.audiocodes.com

Statements concerning AudioCodes' business outlook or future economic performance; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are "forward-looking statements'' as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: the effect of global economic conditions in general and conditions in AudioCodes' industry and target markets in particular; shifts in supply and demand; market acceptance of new products and continuing products' demand; the impact of competitive products and pricing on AudioCodes' and its customers' products and markets; timely product and technology development/upgrades and the ability to manage changes in market conditions as needed; possible disruptions from acquisitions; the integration of acquired companies’ products and operations into AudioCodes’ business; and other factors detailed in AudioCodes' filings with the Securities and Exchange Commission. AudioCodes assumes no obligation to update the information in this release.

©2011 AudioCodes Ltd. All rights reserved. AudioCodes, AC, AudioCoded, Ardito, CTI2, CTI², CTI Squared, HD VoIP, HD VoIP Sounds Better, InTouch, IPmedia, Mediant, MediaPack, NetCoder, Netrake, Nuera, Open Solutions Network, OSN, Stretto, TrunkPack, VMAS, VoicePacketizer, VoIPerfect, VoIPerfectHD, What’s Inside Matters, Your Gateway To VoIP and 3GX are trademarks or registered trademarks of AudioCodes Limited. All other products or trademarks are property of their respective owners. Product specifications are subject to change without notice.

Summary financial data follows

First Quarter 2011 Financial Results	Page 3 of 9

AUDIOCODES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	March 31,	December 31,
	2011	2010
	Unaudited	Audited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$24,703	$50,311
Short-term deposits	12,802	13,825
Short-term marketable securities and accrued interest	342	-
Trade receivables, net	27,688	25,881
Other receivables and prepaid expenses	6,794	3,646
Deferred tax assets	2,287	2,287
Inventories	17,688	18,043

Total current assets	92,304	113,993

LONG-TERM INVESTMENTS:
Long-term marketable securities	24,151
Investments in companies	1,060	1,317
Deferred tax assets	2,261	2,261
Severance pay funds	15,672	15,039

Total long-term investments	43,144	18,617

PROPERTY AND EQUIPMENT, NET	3,691	3,703

GOODWILL, INTANGIBLE ASSETS, DEFERRED CHARGES AND OTHER, NET	37,020	37,405

Total assets	$176,159	$173,718

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Current maturities of long-term bank loans	$6,000	$6,000
Trade payables	13,069	13,519
Other payables and accrued expenses	20,030	24,168
Deferred revenues	7,085	3,769

Total current liabilities	46,184	47,456

LONG-TERM LIABILITIES:
Accrued severance pay	16,553	15,821
Long-term bank loans	8,250	9,750
Senior convertible notes	353	353
Deferred revenues and other liabilities	920	1,158

Total long-term liabilities	26,076	27,082

Total equity	103,899	99,180

Total liabilities and equity	$176,159	$173,718

First Quarter 2011 Financial Results	Page 4 of 9

AUDIOCODES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share data

	Three months ended
	March 31,
	2011	2010
	Unaudited

Revenues	$41,044	$34,804

Cost of revenues	17,022	15,571

Gross profit	24,022	19,233

Operating expenses:
Research and development, net	8,534	7,356
Selling and marketing	10,221	8,064
General and administrative	2,132	1,968

Total operating expenses	20,887	17,388

Operating income	3,135	1,845
Financial income (expenses), net	216	(79)

Income before taxes on income	3,351	1,766
Taxes on income, net	(65)	(66)
Equity in profit (losses) of affiliated companies	(257)	4

Net income	$3,029	$1,704

Net loss attributable to the non-controlling interest	-	91

Net income attributable to AudioCodes	$3,029	$1,795

Basic net earnings per share	$0.07	$0.04

Diluted net earnings per share	$0.07	$0.04

Weighted average number of shares used in computing basic net earnings per share	41,331	40,301

Weighted average number of shares used in computing diluted net earnings per share	42,284	40,731

First Quarter 2011 Financial Results	Page 5 of 9

AUDIOCODES LTD. AND ITS SUBSIDIARIES
NON-GAAP PROFORMA STATEMENTS OF OPERATIONS

In thousands, except per share data

	Three months ended
	March 31,
	2011	2010
	Unaudited

Revenues	$41,044	$34,804

Cost of revenues (1) (2)	16,686	15,243

Gross profit	24,358	19,561

Operating expenses:
Research and development, net (1)	8,407	7,252
Selling and marketing (1) (2)	9,783	7,836
General and administrative (1)	1,918	1,865

Total operating expenses	20,108	16,953

Operating income	4,250	2,608
Financial income (expenses), net	216	(79)

Income before taxes on income	4,466	2,529
Taxes on income, net	(65)	(66)
Equity in profit (losses) of affiliated companies	(257)	4

Non-GAAP net income	$4,144	$2,467

Net loss attributable to the non-controlling interest	-	91

Net income attributable to AudioCodes	$4,144	$2,558

Non-GAAP diluted net earnings per share	$0.10	$0.06

Weighted average number of shares used in computing non-GAAP diluted net earnings per share (in thousands)	42,612	40,979

(1)	Excluding stock-based compensation expenses related to options and restricted stock units granted to employees and others.
(2)	Excluding amortization of intangible assets related to the acquisitions of Nuera, Netrake and CTI Squared.

Note: Non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. The Company believes that non-GAAP information is useful because it can enhance the understanding of its ongoing economic performance and therefore uses internally this non-GAAP information to evaluate and manage its operations. The Company has chosen to provide this information to investors to enable them to perform comparisons of operating results in a manner similar to how the Company analyzes its operating results and because many comparable companies report this type of information as well.

First Quarter 2011 Financial Results	Page 6 of 9

AUDIOCODES LTD. AND ITS SUBSIDIARIES
RECONCILIATION BETWEEN GAAP NET INCOME AND NON-GAAP NET INCOME

In thousands, except per share data

	Three months ended
	March 31,
	2011	2010
	Unaudited

GAAP Net income	$3,029	$1,704

GAAP Diluted earnings per share	$0.07	$0.04

Cost of revenues:
Stock-based compensation (1)	27	20
Amortization expenses (2)	309	308
	336	328
Research and development, net:
Stock-based compensation (1)	127	104

Selling and marketing:
Stock-based compensation (1)	362	153
Amortization expenses (2)	76	75
	438	228
General and administrative:
Stock-based compensation (1)	214	103

Non-GAAP Net income	$4,144	$2,467

Non-GAAP Diluted earnings per share	$0.10	$0.06

(1)	Stock-based compensation expenses related to options and restricted stock units granted to employees and others.
(2)	Amortization of intangible assets related to the acquisitions of Nuera, Netrake and CTI Squared.

Note: Non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. The Company believes that non-GAAP information is useful because it can enhance the understanding of its ongoing economic performance and therefore uses internally this non-GAAP information to evaluate and manage its operations. The Company has chosen to provide this information to investors to enable them to perform comparisons of operating results in a manner similar to how the Company analyzes its operating results and because many comparable companies report this type of information.

First Quarter 2011 Financial Results	Page 7 of 9

AUDIOCODES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

U.S. dollars in thousands

	Three months ended March 31,
	2011	2010
	Unaudited
Cash flows from operating activities:
Net income	$3,029	$1,704
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	922	1,033
Amortization of marketable securities premiums and accretion of discounts, net	87	-
Equity in losses (profits) of affiliated companies	257	(13)
Decrease in accrued severance pay, net	99	257
Stock-based compensation expenses	1,140	380
Increase in accrued interest on loans, marketable securities, bank deposits and structured notes	(178)	-
Increase in trade receivables, net	(1,807)	(2,664)
Increase in other receivables and prepaid expenses	(3,043)	(1,591)
Decrease (increase) in inventories	355	(971)
Increase (decrease) in trade payables	(450)	4,845
Increase in deferred revenues	3,382	1,233
Decrease in other payables and accrued Expenses and other liabilities	(4,164)	(955)

Net cash provided by (used in) operating activities	(371)	3,258

Cash flows from investing activities:
Purchase of marketable securities	(24,402)
Short-term bank deposits, net	1,023	(2,322)
Purchase of property and equipment	(525)	(329)

Net cash used in investing activities	(23,904)	(2,651)

First Quarter 2011 Financial Results	Page 8 of 9

AUDIOCODES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Cont.)

U.S. dollars in thousands

	Three months ended March 31,
	2011	2010
	Unaudited
Cash flows from financing activities:
Repayment of loan from bank	(1,500)	(1,500)
Payment for acquisition of NSC non controlling interest	(278)	-
Proceeds from issuance of shares upon exercise of options and employee stock purchase plan	445	385

Net cash used in financing activities	(1,333)	(1,115)

Decrease in cash and cash equivalents	(25,608)	(508)
Cash and cash equivalents at the beginning of the period	50,311	38,969

Cash and cash equivalents at the end of the period	$24,703	$38,461

First Quarter 2011 Financial Results	Page 9 of 9